Exhibit 99.1

Straight Path Communications Announces Completion of Merger with Verizon

Glen Allen, VA – February 28, 2018 – Straight Path Communications Inc. (“Straight Path”) (NYSE American: STRP) announced today the completion of the merger pursuant to the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 11, 2017, by and among Straight Path, Verizon Communications Inc. (“Verizon”), and Waves Merger Sub I, Inc., a direct wholly-owned subsidiary of Verizon (“Merger Sub”). The Merger Agreement was approved on August 2, 2017 at a special meeting of the shareholders of Straight Path.

Pursuant to the Merger Agreement, Merger Sub was merged with and into Straight Path (the “Merger”), with Straight Path being the surviving corporation of the Merger. Upon the closing of the Merger, Straight Path will become a direct, wholly-owned subsidiary of Verizon. As a result of the Merger, Straight Path’s shares will be delisted from the NYSE American with trading suspended prior to the open of business today.

About Straight Path Communications Inc.

Straight Path (NYSE American: STRP) holds an extensive portfolio of 39 GHz and 28 GHz wireless spectrum licenses. Straight Path is developing next generation wireless technology through its Straight Path Ventures subsidiary. Additional information is available on Straight Path's websites.

Corporate: www.straightpath.com.

Spectrum: www.straightpath39.com

Verizon | Bob Varettoni: (917) 734-4156

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